Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-228752 on Form S-4 of our reports dated February 21, 2018, relating to the consolidated financial statements of Quad/Graphics, Inc. and subsidiaries (the “Company”) and the effectiveness of Quad/Graphics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Quad/Graphics, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

January 15, 2019